EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Results

Third Quarter Gross Profit Increased 5.3% And Gross Margin Expanded Year Over Year

Third Quarter Fiscal Year 2025

•	Net sales increased 0.4% to $511.0 million; technology business net sales declined 0.2% to $493.1 million; service revenues increased 52.2% to $113.6 million.
•	Technology business gross billings increased 6.6% to $849.5 million.
•	Consolidated gross profit increased 5.3% to $140.9 million.
•	Consolidated gross margin was 27.6%, compared with 26.3% last year.
•	Net earnings decreased 11.5% to $24.1 million.
•	Adjusted EBITDA decreased 15.2% to $39.1 million.
•	Diluted earnings per share decreased 10.8% to $0.91. Non-GAAP diluted earnings per share decreased 10.2% to $1.06.

First Nine Months of Fiscal Year 2025

•	Net sales decreased 6.0% to $1,570.7 million; technology business net sales decreased 6.7% to $1,521.9 million; service revenues increased 38.6% to $295.5 million.
•	Technology business gross billings decreased 0.2% to $2,491.5 million.
•	Consolidated gross profit increased 0.7% to $423.4 million.
•	Consolidated gross margin was 27.0%, compared with 25.2% last year.
•	Net earnings decreased 11.7% to $82.8 million.
•	Adjusted EBITDA decreased 12.5% to $134.4 million.
•	Diluted earnings per share decreased 11.9% to $3.10. Non-GAAP diluted earnings per share decreased 10.8% to $3.56.

HERNDON, VA – February 5, 2025 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and nine months ended December 31, 2024.

Management Comment

“Our third quarter results reflect the benefit of our investment in services and the continuing industry shift toward ratable, subscription and ‘as a service’ revenue recognition,” said Mark Marron, president and CEO of ePlus. “Our services business, driven by organic and inorganic growth, increased 52% in the third quarter, across both managed and professional services.  We are also benefitting from acquisitions completed over the past two years which have enhanced our suite of service offerings.  This strong services performance in our technology business, however, was offset by lower product sales and a higher proportion of netted down product revenues given the acceleration of the industry shift underway.

“Technology business gross billings increased 6.6% underscoring solid customer demand for our suite of solutions offerings.  Consolidated gross profit increased 5.3% and consolidated gross margin expanded 130 basis points, on a lower revenue base as we benefitted from higher proportion of netted down revenues, and increased contribution from higher margin services.  We continue to maintain our strong positioning in the fast-growing categories that our customers require and our strong balance sheet positions us well to advance our organic and inorganic growth strategy over time.”

Third Quarter Fiscal Year 2025 Results

For the third quarter ended December 31, 2024, as compared to the third quarter ended December 31, 2023:

Consolidated net sales increased 0.4% to $511.0 million, from $509.1 million.

Technology business net sales declined slightly to $493.1 million, from $494.2 million, as lower product sales were offset by higher service revenues. Technology business gross billings increased 6.6% to $849.5 million, from $797.0 million.

Product sales declined 9.5% to $379.5 million, from $419.5 million and, product margin was 22.1%, up from 21.9% last year, both due to a higher proportion of third-party maintenance, software subscriptions, and services sold in the current quarter, which are recorded on a net basis.  Product sales to certain enterprise customers at lower overall margins decreased product margins but was offset by contribution from the netted down revenues.

Professional service revenues increased 73.6% from last year to $69.5 million, from $40.0 million, primarily due to the acquisition of Bailiwick Services, LLC. Gross margins declined to 40.1%, from 43.3% due to a shift in the mix of services provided.

Managed service revenues increased 27.5% to $44.2 million due to ongoing growth in these offerings, including Enhanced Maintenance Support and Cloud services. Gross profit from managed services increased 19.5% from last year due to the increase in revenues. Managed service margins declined to 29.8%, from 31.8%.

Financing business segment net sales increased 19.8% to $17.8 million primarily due to increased proceeds from sales of equipment. Gross profit in the financing business segment increased $2.3 million, from $13.5 million last year to $15.8 million this year, due to the increase in net sales.

Consolidated gross profit increased 5.3% to $140.9 million, from $133.8 million.  Technology business gross profit increased 4.0% to $125.0 million due to increased gross profit from the professional and managed services segments offset by a decline in gross profit from the product segment.  The financing business segment gross profit increased 16.9% to $15.8 million.  Consolidated gross margin was 27.6%, compared with 26.3% last year.

Operating expenses were $112.4 million, up 17.3% from $95.8 million last year, primarily due to increases in salaries and benefits from additional headcount. Our headcount at the end of the third quarter of fiscal year 2025 was 2,291, up 394 from a year ago, due to the acquisition of Bailiwick Services, LLC on August 19, 2024, and Peak Resources on January 27, 2024. Of the 394 additional employees, 355 were customer facing employees.

Consolidated operating income decreased 25.1% to $28.5 million and earnings before tax decreased 16.3% to $32.2 million.  Other income was $3.7 million compared to $0.4 million last year due to higher interest income and foreign currency transaction gains.

Our effective tax rate for the current quarter was 25.0%, lower than the prior year quarter of 29.0%, primarily due to lower state taxes.

Net earnings decreased 11.5% to $24.1 million.

Adjusted EBITDA in the technology business declined 25.1% and increased 23.1% in the financing business segment, and when combined, resulted in a consolidated decrease of 15.2% to $39.1 million.

Diluted earnings per share was $0.91, compared with $1.02 in the prior year quarter. Non-GAAP diluted earnings per share was $1.06, compared with $1.18 in the prior year quarter.

First Nine Months of Fiscal Year 2025 Results

For the nine months ended December 31, 2024, as compared to the nine months ended December 31, 2023:

Consolidated net sales decreased 6.0% to $1,570.7 million, from $1,670.8 million.

Technology business net sales decreased 6.7% to $1,521.9 million, from $1,631.8 million, due to lower product sales, offset by higher service revenues. Technology business gross billings decreased 0.2% to $2,491.5 million, from $2,495.5 million.

Product sales decreased 13.5% to $1,226.4 million, from $1,418.6 million, due to declines in customer demand, as well as a shift in mix.  Gross profit from product segment sales decreased 11.7% to $271.9 million, from $308.1 million, due to lower sales combined with a shift in mix towards third-party maintenance and services, which are recorded on a net basis.

Professional service revenues increased 48.1% primarily due to the acquisition of Bailiwick Services, LLC. Gross margins declined slightly to 40.8% from 42.0% for the same period in the prior year.

Managed service revenues increased 27.7% to $126.8 million, from $99.3 million, due to ongoing growth in these offerings, including Enhanced Maintenance Support, Cloud and Service Desk services. Gross profit from managed services increased 23.6% to $38.3 million, from $31.0 million, due to the increase in revenues. Gross margins declined slightly to 30.2% from 31.2% last year.

Financing business segment net sales increased 24.9% to $48.8 million, from $39.1 million, due to higher transactional gains and portfolio earnings offset by lower post-contract earnings. Gross profit in the financing business segment increased $10.7 million primarily due to the increase in sales.

Consolidated gross profit increased to $423.4 million, from $420.4 million. Consolidated gross margin was 27.0%, compared with last year’s gross margin of 25.2%, due to higher product margins.

Operating expenses were $316.7 million, up 8.7% from $291.2 million last year, primarily due to increases in salaries and benefits and general and administrative costs, both of which were due to increases in personnel.  The increase in depreciation and amortization was due to the acquisition of Bailiwick Services, LLC.

Consolidated operating income decreased 17.4% to $106.7 million. Earnings before tax decreased 13.0% to $113.0 million. Other income was $6.3 million compared to $0.7 million last year, primarily due to higher interest income.

Our effective tax rate for the current year period was 26.7%, slightly lower than last year’s 27.8%.

Net earnings decreased 11.7% to $82.8 million.

Adjusted EBITDA decreased 12.5% to $134.4 million.

Diluted earnings per common share was $3.10 for the nine months ended December 31, 2024, compared with $3.52 in the prior year. Non-GAAP diluted earnings per common share was $3.56, compared with $3.99 in the prior year.

Balance Sheet Highlights

As of December 31, 2024, cash and cash equivalents increased slightly to $253.1 million, from $253.0 million as of March 31, 2024, as cash generated from operations was used for working capital needs, the acquisition of Bailiwick Services, LLC and repurchases of our common stock. Inventory decreased 29.1% to $99.0 million compared with $139.7 million as of March 31, 2024. Total stockholders’ equity as of December 31, 2024 was $962.3 million, compared with $901.8 million as of March 31, 2024. Total shares outstanding were 26.7 million as of December 31, 2024, and 27.0 million as of March 31, 2024.

Fiscal Year 2025 Guidance

Fiscal year 2025 net sales are now expected to be in the range of $2.07 billion to $2.11 billion, and the adjusted EBITDA range is now expected to be $165.0 million to $171.0 million. ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the ePlus' results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full year 2025 forecast.

Summary and Outlook

“Looking ahead, we are excited about the opportunities we see in areas including AI, cybersecurity and cloud, and are confident in our strategy of investing in these faster growth offerings.  We will continue to prioritize investments in these areas as we build upon our broad suite of solutions.  Importantly, our cash position is strong and our balance sheet is healthy which provides flexibility to support our growth initiatives, including organic growth in customer facing headcount and acquisitions,” concluded Mr. Marron.

Recent Corporate Developments/Recognitions

In the third quarter, ePlus:
o	Achieved ISO 9001 Certification
o	Launched Secure GenAI Accelerator
o	Additionally, effective January 3, 2025, ePlus welcomed Melissa Ballenger as a new member of the Board of Directors.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 5, 2025:

Date:	February 5, 2025
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay):	https://events.q4inc.com/attendee/412924671

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845# (live call and replay)

A replay of the call will be available approximately two hours after the call through February 12, 2025.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,200 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, exposure to fluctuation in foreign currency rates, interest rates, and inflation, including as a result of national and international political instability fostering uncertainty and volatility in the global economy, which may cause increases in our costs and wages and our ability to increase prices to our customers, negative impacts to the arrangements that have pricing commitments over the term of an agreement and/or the loss of key lenders or constricting credit markets as a result of changing interest rates, which may result in adverse changes in our results of operations and financial position; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; a material decrease in the credit quality of our customer base, or a material increase in our credit losses, including by the federal government’s actual or attempted termination for convenience, other contract termination or non-performance; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or other third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; the possibility of a reduction of vendor incentives provided to us; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel, and vendor certifications; risks relating to use or capabilities of artificial intelligence (“AI”) including social and ethical risks; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; our inability to identify acquisition candidates, perform sufficient due diligence prior to completing an acquisition, successfully integrate a completed acquisition, or identify an opportunity for or successfully completing a business disposition, may affect our earnings; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2024	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$253,074	$253,021
Accounts receivable—trade, net	594,175	644,616
Accounts receivable—other, net	62,280	46,884
Inventories	99,021	139,690
Financing receivables—net, current	148,758	102,600
Deferred costs	67,945	59,449
Other current assets	51,445	27,269
Total current assets	1,276,698	1,273,529

Financing receivables and operating leases—net	87,636	79,435
Deferred tax asset	6,087	5,620
Property, equipment and other assets--net	104,778	89,289
Goodwill	202,794	161,503
Other intangible assets—net	87,783	44,093
TOTAL ASSETS	$1,765,776	$1,653,469

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$313,046	$315,676
Accounts payable—floor plan	115,744	105,104
Salaries and commissions payable	52,727	43,696
Deferred revenue	154,273	134,596
Non-recourse notes payable—current	24,173	23,288
Other current liabilities	36,848	34,630
Total current liabilities	696,811	656,990

Non-recourse notes payable—long-term	9,622	12,901
Other liabilities	97,003	81,799
TOTAL LIABILITIES	803,436	751,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,703 outstanding at December 31, 2024 and 26,952 outstanding at March 31, 2024	276	274
Additional paid-in capital	192,087	180,058
Treasury stock, at cost, 880 shares at December 31, 2024 and 447 shares at March 31, 2024	(57,639)	(23,811)
Retained earnings	825,760	742,978
Accumulated other comprehensive income—foreign currency translation adjustment	1,856	2,280
Total Stockholders' Equity	962,340	901,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,765,776	$1,653,469

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023

Net sales
Product	$397,318	$434,371	$1,275,172	$1,457,636
Services	113,647	74,684	295,503	213,205
Total	510,965	509,055	1,570,675	1,670,841

Cost of sales
Product	297,434	328,908	959,027	1,116,046
Services	72,646	46,337	188,291	134,347
Total	370,080	375,245	1,147,318	1,250,393

Gross profit	140,885	133,810	423,357	420,448

Selling, general, and administrative	104,181	89,381	296,760	272,331
Depreciation and amortization	7,676	5,399	18,260	15,821
Interest and financing costs	517	983	1,639	3,054
Operating expenses	112,374	95,763	316,659	291,206

Operating income	28,511	38,047	106,698	129,242

Other income (expense), net	3,650	366	6,302	673

Earnings before taxes	32,161	38,413	113,000	129,915

Provision for income taxes	8,028	11,131	30,218	36,122

Net earnings	$24,133	$27,282	$82,782	$93,793

Net earnings per common share—basic	$0.91	$1.02	$3.12	$3.53
Net earnings per common share—diluted	$0.91	$1.02	$3.10	$3.52

Weighted average common shares outstanding—basic	26,495	26,618	26,568	26,598
Weighted average common shares outstanding—diluted	26,620	26,697	26,727	26,665

Technology Business
	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Net sales
Product	$379,472	$419,478	(9.5%)	$1,226,397	$1,418,581	(13.5%)
Professional services	69,497	40,044	73.6%	168,676	113,870	48.1%
Managed services	44,150	34,640	27.5%	126,827	99,335	27.7%
Total	493,119	494,162	(0.2%)	1,521,900	1,631,786	(6.7%)

Gross profit
Product	84,046	91,919	(8.6%)	271,910	308,059	(11.7%)
Professional services	27,841	17,332	60.6%	68,879	47,852	43.9%
Managed services	13,160	11,015	19.5%	38,333	31,006	23.6%
Total	125,047	120,266	4.0%	379,122	386,917	(2.0%)

Selling, general, and administrative	100,441	86,001	16.8%	284,575	261,694	8.7%
Depreciation and amortization	7,676	5,381	42.7%	18,260	15,747	16.0%
Interest and financing costs	-	217	(100.0%)	-	1,428	(100.0%)
Operating expenses	108,117	91,599	18.0%	302,835	278,869	8.6%

Operating income	$16,930	$28,667	(40.9%)	$76,287	$108,048	(29.4%)
Gross billings	$849,546	$796,986	6.6%	$2,491,482	$2,495,451	(0.2)%
Adjusted EBITDA	$27,498	$36,725	(25.1%)	$103,803	$132,170	(21.5)%

Technology Business Gross Billings by Type
	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Networking	$214,762	$251,322	(14.5%)	$716,087	$839,638	(14.7%)
Cloud	207,762	181,559	14.4%	644,888	641,120	0.6%
Security	190,808	189,476	0.7%	506,256	480,159	5.4%
Collaboration	22,381	23,180	(3.4%)	102,074	97,111	5.1%
Other	76,513	55,473	37.9%	193,650	203,805	(5.0%)
Product gross billings	712,226	701,010	1.6%	2,162,955	2,261,833	(4.4%)
Service gross billings	137,320	95,976	43.1%	328,527	233,618	40.6%
Total gross billings	$849,546	$796,986	6.6%	$2,491,482	$2,495,451	(0.2%)

Technology Business Net Sales by Type
	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Networking	$181,367	$209,936	(13.6%)	$602,883	$723,760	(16.7%)
Cloud	116,864	120,253	(2.8%)	375,431	427,365	(12.2%)
Security	53,919	58,822	(8.3%)	143,133	156,504	(8.5%)
Collaboration	8,391	13,608	(38.3%)	47,278	53,647	(11.9%)
Other	18,931	16,859	12.3%	57,672	57,305	0.6%
Total product	379,472	419,478	(9.5%)	1,226,397	1,418,581	(13.5%)
Professional services	69,497	40,044	73.6%	168,676	113,870	48.1%
Managed services	44,150	34,640	27.5%	126,827	99,335	27.7%
Total net sales	$493,119	$494,162	(0.2%)	$1,521,900	$1,631,786	(6.7%)

Technology Business Net Sales by Customer End Market
	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$126,201	$139,551	(9.6%)	$352,624	$405,192	(13.0%)
SLED	71,412	60,108	18.8%	261,195	264,419	(1.2%)
Technology	71,293	83,951	(15.1%)	235,387	268,302	(12.3%)
Healthcare	58,670	55,504	5.7%	212,185	214,182	(0.9%)
Financial Services	46,217	38,816	19.1%	130,701	174,391	(25.1%)
All other	119,326	116,232	2.7%	329,808	305,300	8.0%
Total net sales	$493,119	$494,162	(0.2%)	$1,521,900	$1,631,786	(6.7%)

Financing Business Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Portfolio earnings	$4,466	$3,701	20.7%	$13,491	$10,113	33.4%
Transactional gains	8,477	8,107	4.6%	24,272	16,335	48.6%
Post-contract earnings	4,743	2,685	76.6%	10,163	11,357	(10.5%)
Other	160	400	(60.0%)	849	1,250	(32.1%)
Net sales	17,846	14,893	19.8%	48,775	39,055	24.9%

Gross profit	15,838	13,544	16.9%	44,235	33,531	31.9%

Selling, general, and administrative	3,740	3,380	10.7%	12,185	10,637	14.6%
Depreciation and amortization	-	18	(100.0%)	-	74	(100.0%)
Interest and financing costs	517	766	(32.5%)	1,639	1,626	0.8%
Operating expenses	4,257	4,164	2.2%	13,824	12,337	12.1%

Operating income	$11,581	$9,380	23.5%	$30,411	$21,194	43.5%
Adjusted EBITDA	$11,651	$9,464	23.1%	$30,612	$21,466	42.6%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest and financing costs, depreciation and amortization, share-based compensation, acquisition related expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest and financing costs, share-based compensation, acquisition related expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other (income) expense, share based compensation, acquisition related expenses, and acquisition related amortization expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Consolidated
Net earnings	$24,133	$27,282	$82,782	$93,793
Provision for income taxes	8,028	11,131	30,218	36,122
Share based compensation	2,933	2,526	8,385	7,145
Acquisition related expenses	29	-	1,072	-
Interest and financing costs	-	217	-	1,428
Depreciation and amortization [1]	7,676	5,399	18,260	15,821
Other (income) expense, net [2]	(3,650)	(366)	(6,302)	(673)
Adjusted EBITDA	$39,149	$46,189	$134,415	$153,636

Technology Business Segments
Operating income	$16,930	$28,667	$76,287	$108,048
Share based compensation	2,863	2,460	8,184	6,947
Depreciation and amortization [1]	7,676	5,381	18,260	15,747
Acquisition related expenses	29	-	1,072	-
Interest and financing costs	-	217	-	1,428
Adjusted EBITDA	$27,498	$36,725	$103,803	$132,170

Financing Business Segment
Operating income	$11,581	$9,380	$30,411	$21,194
Share based compensation	70	66	201	198
Depreciation and amortization [1]	-	18	-	74
Adjusted EBITDA	$11,651	$9,464	$30,612	$21,466

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
	(in thousands)
GAAP: Earnings before taxes	$32,161	$38,413	$113,000	$129,915
Share based compensation	2,933	2,526	8,385	7,145
Acquisition related expenses	29	-	1,072	-
Acquisition related amortization expense [3]	5,983	3,856	14,180	11,348
Other (income) expense [2]	(3,650)	(366)	(6,302)	(673)
Non-GAAP: Earnings before provision for income taxes	37,456	44,429	130,335	147,735

GAAP: Provision for income taxes	8,028	11,131	30,218	36,122
Share based compensation	734	733	2,263	2,005
Acquisition related expenses	7	-	300	-
Acquisition related amortization expense [3]	1,495	1,115	3,788	3,173
Other (income) expense, net [2]	(913)	(106)	(1,656)	(190)
Tax benefit (expense) on restricted stock	21	10	513	226
Non-GAAP: Provision for income taxes	9,372	12,883	35,426	41,336

Non-GAAP: Net earnings	$28,084	$31,546	$94,909	$106,399

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023

GAAP: Net earnings per common share – diluted	$0.91	$1.02	$3.10	$3.52

Share based compensation	0.08	0.07	0.23	0.19
Acquisition related expenses	-	-	0.03	-
Acquisition related amortization expense [3]	0.17	0.10	0.39	0.30
Other (income) expense, net [2]	(0.10)	-	(0.17)	(0.01)
Tax benefit (expense) on restricted stock	-	(0.00)	(0.02)	(0.01)
Total non-GAAP adjustments – net of tax	0.15	0.16	0.46	0.47

Non-GAAP: Net earnings per common share – diluted	$1.06	$1.18	$3.56	$3.99

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.